Exhibit 99.1

KMG Chemicals, Inc. 9555 W. Sam Houston Parkway South Suite 600 Houston, TX 77099 USA

KMG Names Malinda Passmore Chief Financial Officer

HOUSTON, Texas—December 30, 2013—KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals to select markets, today announced that Malinda Passmore has been named vice president and chief financial officer. Passmore will join KMG on January 27, 2014. As CFO, Passmore will oversee corporate finance, accounting, treasury reporting and information systems technology.

Passmore has 30 years of accounting, financial and IT systems experience, including 12 years at Commercial Metals Company, a Fortune 500 global steel manufacturer. At Commercial Metals, Passmore served as corporate controller and chief accounting officer over a period of seven years. Subsequently, she was vice president and chief information officer at Commercial Metals for five years.

Most recently, Passmore was chief financial officer of Country Fresh, a fast-growing privately held wholesale food supplier. At Country Fresh, she was responsible for financial, tax and treasury reporting, as well as plant strategy optimization and technology systems integration. Prior to her position as CFO of Country Fresh, Passmore was senior vice president finance for Archipelago Learning, a leading publicly traded international education company.

“I am delighted to announce the appointment of Mindy Passmore to the role of chief financial officer of KMG. In addition to her financial expertise, Mindy brings to KMG a wealth of information technology and enterprise resource planning systems knowledge, as she successfully led the design and implementation of SAP for a multibillion dollar international company. Mindy is an exceptionally talented individual whose breadth of experience and track record of achievement will be instrumental given KMG’s current integration initiatives and expanded global scale. I am confident Mindy is the ideal CFO for KMG as we embark on our next phase of growth,” said Chris Fraser, chairman and chief executive officer.

Passmore holds a B.B.A. in accounting from Texas A&M University—Corpus Christi and is a Certified Public Accountant.

About KMG Chemicals, Inc.

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic and industrial wood treatment chemical markets. For more information, visit the Company’s website at http://kmgchemicals.com.

Phone: 713-600-3800 — Fax: 713-600-3850

www.kmgchemicals.com — NYSE: KMG

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Source: KMG Chemicals, Inc.

KMG Chemicals, Inc.

Eric Glover, 713-600-3865

Investor Relations Manager

eglover@kmgchemicals.com

Main: 713-600-3800 — Fax: 713-600-3850

www.kmgchemicals.com — NYSE: KMG